Exhibit 99.1

5-Year Vesting

UNIVERSAL CORPORATION

Restricted Stock Units Agreement

THIS RESTRICTED STOCK UNITS AGREEMENT, dated as of this 24th day of May, 2005, between Universal Corporation, a Virginia corporation (“the Company”) and                      (the “Participant”), is made pursuant and subject to the provisions of the Company’s 2002 Executive Stock Plan, as amended, and any future amendments thereto (the “Plan”). The Plan, as it may be amended from time to time, is incorporated herein by reference. All terms used herein that are defined in the Plan shall have the same meanings given them in the Plan.

1. Award of Restricted Stock Units. Pursuant to the Plan, the Company on May 24, 2005 (the “Award Date”) granted to Participant              shares of Phantom Stock of the Company subject to the terms and conditions of the Plan and subject further to the restrictions, terms and conditions herein set forth (the “Restricted Stock Units”).

2. Terms and Conditions. The award of Restricted Stock Units hereunder is subject to the following terms and conditions:

(a) Vesting. Except as provided in paragraph 3, this award of Restricted Stock Units shall become transferable and nonforfeitable (“Vested”) on the fifth anniversary of the Award Date (the “Vesting Date”).

(b) Payment. Payment for Participant’s Restricted Stock Units (“Payment”) shall be made at the time the Restricted Stock Unit becomes Vested; provided, however, if the Participant is a “covered employee” (within the meaning of Code Section 162(m)) as of the Vesting Date, payment shall be made at such time that he is no longer a covered employee. The Company shall issue one share of Common Stock to the Participant for each Restricted Stock Unit, provided, however, the Company, in its sole discretion, may make Payment to Participant in cash in an amount equal to the Fair Market Value of a share of Common Stock for each Restricted Stock Unit.

(c) Dividend Equivalent Rights. Restricted Stock Units do not provide the Participant with the rights of a shareholder of Common Stock. However, the Participant shall accumulate dividend equivalent rights on all Restricted Stock Units in an amount equal to the dividends paid with respect to a share of Common Stock on each date prior to Payment that a dividend is paid on the Company’s Common Stock. The dividend equivalent rights shall be converted into additional Restricted Stock Units based on the Fair Market Value of a share of Common Stock on the date the dividend is paid and shall accumulate and be paid in additional shares of Common Stock or cash when Payment for the corresponding Restricted Stock Units is made.

(d) Tax Withholding. The Company has the right to withhold from Payment shares of Common Stock in an amount based on the Fair Market Value of the Common Stock equal to the amount of taxes required to be withheld or otherwise deducted and paid with respect to such issuance.

5-Year Vesting

3. Death, Disability or Retirement. The Restricted Stock Units not yet Vested shall become Vested in the event that Participant dies, becomes Disabled while employed by the Company or an Affiliate or Retires.

4. Forfeiture. All Restricted Stock Units that are not then Vested shall be forfeited if Participant’s employment with the Company or an Affiliate terminates except by reason of Participant’s death, Retirement or Disability.

5. Retirement. Retirement means, for purposes of this Agreement, early, normal or late retirement under the terms of a qualified defined benefit retirement plan maintained by the Company or an Affiliate and in which the Participant is a member or for any reason approved by the Committee in its absolute discretion.

6. Change of Control. Notwithstanding any other provision of this Agreement to the contrary, all Restricted Stock Units not previously forfeited shall become Vested and shall be immediately paid in the event of a Change of Control.

7. Fractional Shares. Fractional shares of Common Stock shall not be issuable hereunder upon Payment, and when any provision hereof may entitle the Participant to a fractional share, such fraction shall be disregarded.

8. No Right to Continued Employment. This Agreement does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.

10. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

11. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12. Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of Participant and the successors of the Company.

5-Year Vesting

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

UNIVERSAL CORPORATION

By:

PARTICIPANT

Name

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